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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT:   Ron Gaston, 216/463-3436
           Executive Vice President & CFO
           Fabri-Centers of America, Inc.

                     FABRI-CENTERS SETTLES DISPUTE WITH SEC
                            OVER 1992 RESERVE ISSUES

Hudson, Ohio -- February 18, 1997 -- Fabri-Centers of America, Inc. (NYSE:FCA.A and FCA.B) said it has reached a settlement with the Securities and Exchange Commission, ending a previously disclosed Commission review. The inquiry related to the adequacy of certain inventory reserves impacting the Company's financial statements issued almost five years ago. The Company has cooperated with the SEC's investigation since its inception.

The accounting and disclosure issues in question related to the Company's financial statements for its fiscal year ended February 1, 1992 (fiscal 1992) and the first three quarters of fiscal 1993 (ended October 31, 1992). The SEC alleged that the fiscal year 1992 financial statements misled investors who purchased the Company's convertible subordinated debentures in 1992.

Without admitting or denying the SEC's allegations, the Company consented to an injunction prohibiting it from violating federal securities laws and agreed to pay $3.28 million in settlement. The Company was not required to restate any financial statements. Arthur Andersen LLP issued an unqualified report on the 1992 financial statements and has continued to stand behind its report.

The accounting issues that were raised are not related to any current period, and no current accounting policies or financial statements were in question. Since 1992, the Company has made substantial investments in point-of-sale information systems, and the accounting methods in question are no longer used.

The Board, on the recommendation of its outside directors, concluded it would be in the best interests of the Company and its shareholders to avoid protracted litigation and the diversion of management's attention from the active operation of the business. Fabri-Centers has experienced 14 consecutive quarters of improved earnings through the end of the third quarter of fiscal 1997. The Company expects that after giving effect to the settlement, and assuming no unanticipated year-end adjustments, its earnings for the fiscal year ended February 1, 1997, will meet analysts' expectations.

Concurrently with the Company's settlement, Alan Rosskamm, Chairman and Chief Executive Officer of the Company, consented to a separate SEC administrative cease and desist order settling certain allegations by the Commission, without admitting or denying the allegations. The SEC contended that Mr. Rosskamm violated certain federal securities laws as a result of his not making adequate inquiry of his financial staff before signing management representation letters given to the Company's auditors in connection with Debenture offering, and as a result of signing the Company's Form 10-Q for the quarter ended May 2, 1992.

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